Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hicks Acquisition Company II, Inc.:

We consent to the use of our reports dated March 7, 2012 with respect to the consolidated balance sheets of Hicks Acquisition Company II, Inc. (a development stage entity) as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2011, the period June 15, 2010 (inception) through December 31, 2010, and the period June 15, 2010 (inception) to December 31, 2011 and the effectiveness of internal control over financial reporting as of December 31, 2011, included herein and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

Our report dated March 7, 2012 contains an explanatory paragraph that states that the Company must consummate a business combination by July 14, 2012 or be dissolved and the Company has declining cash available outside of the trust account. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Dallas, Texas

June 29, 2012